Exhibit 99.1
Sotera Health Finalizes Settlement of Ethylene Oxide Litigation in Illinois
99.7% of eligible claimants agree to participate in settlement

CLEVELAND, June 22, 2023 – Sotera Health Company (“The Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today announced that the opt-in process for the January 2023 settlements of ethylene oxide claims against Sterigenics in the Circuit Court of Cook County, Illinois is complete and Sterigenics has elected to proceed with the settlements.
879 of the 882 claimants eligible to participate in the settlement program have opted in. The settling claimants and Sterigenics will now request that the Circuit Court enter an order confirming that these are good-faith settlements under the Illinois Contribution Among Joint Tortfeasors Act. The settlement funds will be released from escrow for disbursement to the settling claimants ten days after the Court enters the anticipated good-faith determination and their claims against Sterigenics will subsequently be dismissed with prejudice. The lawsuits of the three claimants who opted out of the settlement will proceed to pretrial discovery pursuant to a schedule to be set by the Circuit Court.
The Company issued the following statement regarding the settlement agreement:
“We are pleased that 99.7 percent of the eligible claimants are participating in the settlements. The agreements explicitly state that the settlements are not to be construed as an admission of liability, and Sterigenics maintains that its Willowbrook operations did not pose a safety risk to the surrounding community. As we have done throughout our history, we will continue to operate all our facilities in compliance with applicable rules and regulations and best industry practices to ensure the safety of our employees, the communities in which we operate and patients around the world.”
The Company will not incur any additional charges in association with the completion of the settlement beyond those previously incurred in the fourth quarter of 2022.
For additional information on the settlement agreements and ethylene oxide lawsuits, please refer to the Company’s Form 8-K disclosing the settlement terms, the Company’s other SEC filings and its website.

Forward-Looking Statements
This release contains forward-looking statements that reflect management’s expectations about future events and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “expect,” “may,” “post-trial,” “appeal,” “believe,” “continue,” or other comparable words. Any forward-looking statements contained in this release are based upon current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions including, without limitation, changes in environmental, health and safety regulations; satisfaction of conditions to completing the settlement, including the entry of an order by the Circuit Court of Cook County confirming that the settlements of the EO cases pending against Sterigenics were entered into in good faith pursuant to the Illinois Contribution Among Joint Tortfeasors Act; the impact of, and developments in, current and future legal proceedings and liability claims related to purported exposure to emissions of EO from Sterigenics’ facilities, including claims not encompassed by the settlement that are presently pending against Sterigenics and related co-defendants in Illinois, Georgia and New Mexico; capital market and other risks to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; and the possibility that other claims will be made in the future, including in Illinois. For additional discussion of these risks and uncertainties, please refer to Company’s filings with the SEC, such as its annual and quarterly reports, as well as the Current Report on Form 8-K filed by the Company on January 9, 2023, with the SEC disclosing the terms of the settlement. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
About Sterigenics
Sterigenics® is a leading global provider of outsourced terminal sterilization and irradiation services for the medical device, pharmaceutical, food safety and advanced applications markets. With our industry recognized scientific and technological expertise we help to ensure the safety of millions of patients and healthcare practitioners around the world every year. Across our 48 facilities worldwide, we offer our customers a complete range of outsourced terminal sterilization services, primarily using the three major sterilization technologies: gamma irradiation, ethylene oxide processing and electron beam irradiation. We are committed to addressing the growing need for sterilization in many parts of the world and partnering with our customers to eliminate threats to human health. Learn more about Sterigenics at https://sterigenics.com/. Safeguarding Global Health® - with every product we sterilize.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson                        Sally J. Curley, IRC
Vice President & Treasurer, Sotera Health        Curley Global IR, LLC
IR@soterahealth.com                     IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com

Source: Sotera Health Company
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